AgroFresh Solutions Reports Results for Fourth Quarter and Full Year 2021
•Fourth quarter 2021 net sales were $55.9 million, an increase of 7.8% (or 10.0% on a constant currency basis) versus the prior year period; full year 2021 net sales increased 5.3% versus the prior year.
•Diversification revenue (i.e. excluding sales of SmartFreshTM for apples) grew 15.9% for the full year 2021 versus the prior year period, and represented 42% of consolidated revenues during this period.
•Net income of $2.2 million for the fourth quarter of 2021, as compared to net loss of $2.7 million for the fourth quarter of 2020. For the full year 2021, net loss was $6.1 million, compared to net loss of $53.0 million in the prior year.
•Adjusted EBITDA1 of $26.4 million for the fourth quarter of 2021, compared to $23.7 million in the prior year period. For the full year 2021, adjusted EBITDA increased 3.3% to $62.0 million compared to the prior year.
•Expect 2022 full year net sales and adjusted EBITDA growth compared to 2021, driven by anticipated strong growth in diversification revenue.
•Release of ESG report builds on AgroFresh’s leadership in reducing global food waste and reinforces its commitment to sustainability efforts across the food chain.

PHILADELPHIA, March 9, 2022 -- AgroFresh Solutions, Inc. ("AgroFresh" or the "Company") (Nasdaq: AGFS), a global leader in produce freshness solutions, today announced its financial results for the fourth quarter and full year ended December 31, 2021.
Clint Lewis, Chief Executive Officer, commented "We completed our Northern Hemisphere season on a high note with strong fourth quarter net sales growth despite a delayed start to the season due to previously discussed weather impacts. This was consistent with our expectations and importantly, we met our goal of achieving full year 2021 growth in both consolidated net sales and adjusted EBITDA. Diversification growth fueled our performance with a 15.9% increase for the full year 2021, capping off four consecutive quarters of double digit gains in this important metric. Looking ahead to 2022, we are once again setting an expectation to achieve growth in both net sales and adjusted EBITDA through a continued focus on diversification, which we believe we can grow at a strong growth rate for the year."
Mr. Lewis added, "2021 was a pivotal year for our organization on several fronts — we advanced our 'growth through diversification' strategy, we reallocated the necessary resources to position the business for growth by adding new senior leadership and expertise across commercial and R&D functions, and we continued to successfully defend our SmartFresh apple franchise which continues to be the industry standard in post-harvest solutions. I'm also excited to introduce our inaugural ESG report today as a means to further demonstrate our commitment and leadership on important ESG principles. The very core of our mission is sustainability and we are continuing to lead the charge in reducing food waste by providing products and services that help our customers meet their own sustainability goals."
Financial Highlights for the Fourth Quarter of 2021
Net sales for the fourth quarter of 2021 increased 7.8% to $55.9 million, compared to $51.9 million in the fourth quarter of 2020. Excluding foreign currency translation impacts, which decreased revenue by $1.2 million compared to the fourth quarter of 2020, revenue increased 10.0%, primarily driven by leveraging a portfolio of diverse solutions. SmartFresh sales for Apple experienced growth in Southern Europe due to favorable late-season weather, partially offset by lower volume in North America due to extreme heat. Market expansion drove strong diversification growth in the Company's Other 1-MCP and Fungicides & Disinfectants categories for the quarter.
Gross profit for the fourth quarter of 2021 increased to $39.4 million, as compared to $38.1 million in the prior year period. Gross profit margin was 70.5% in the fourth quarter of 2021 compared to 73.5% in the prior year period. The lower gross margin reflects the Company’s transition to a more diversified product portfolio.
1 Adjusted EBITDA is a non-GAAP financial measure. Please see the information under “Non-GAAP Financial Measures” below for a description of Adjusted EBITDA and the table at the end of this press release for a reconciliation of this Non-GAAP financial measure to GAAP results.

Research and development costs were $2.8 million in the fourth quarter of 2021, compared to $4.0 million in the prior year period, due primarily to the timing of projects.
Selling, general and administrative expenses decreased 5.6% to $13.2 million in the fourth quarter of 2021, as compared to $13.9 million in the prior year period, driven by lower administrative expenses.
Fourth quarter 2021 net income was $2.2 million, compared to net loss of $2.7 million in the prior year period.
Adjusted EBITDA1 was $26.4 million in the fourth quarter of 2021 as compared to $23.7 million in the prior year period. The increase in Adjusted EBITDA was primarily due to higher sales and lower operating expenses compared to the prior year period.
As of December 31, 2021, cash and cash equivalents were $61.9 million.
Financial Highlights for the Full Year of 2021
Net sales for the full year 2021 were $166.0 million, an increase of 5.3% versus the prior year. Excluding foreign currency translation impacts, which increased revenue by $0.1 million compared to full year 2020, revenue increased approximately 5.2%. The increase in net sales was primarily due to growth in diversification sales and a strong first half performance in the Southern Hemisphere, partially offset by an unprecedented heat wave that impacted apple production in the Northern Hemisphere. Diversification growth of 15.9% was led by the Other 1-MCP and Fungicides & Disinfectants categories. This growth was partially offset by a slight 1.2% decrease in the SmartFresh for Apple category.
Gross profit for the full year 2021 was $117.0 million, as compared to $115.4 million in the prior year. Gross margin was 70.5% in 2021 compared to 73.2% in the prior year. The lower gross margin reflects the Company’s transition into a more diversified product portfolio.
Research and development costs increased $0.6 million to $12.9 million for the full year 2021 compared to the prior year, driven primarily by enhanced R&D activities following a constrained environment in the prior year period due to the COVID-19 pandemic.
Selling, general and administrative expenses decreased 2.3% to $52.6 million for the full year 2021 compared to the prior year period, driven by lower administrative expenses.
Net loss was $6.1 million for the full year 2021, compared to net loss of $53.0 million in the prior year.
Adjusted EBITDA1 was $62.0 million for the full year 2021, compared to $60.1 million in the prior year. The increase in Adjusted EBITDA was primarily due to higher sales and lower operating expenses compared to the prior year. Adjusted EBITDA margin for the full year 2021 was 37.4%, compared to 38.1% in 2020.
Inaugural Environmental, Social and Governance (ESG) Report
AgroFresh today released its first Environmental, Social and Governance (ESG) report. The report kicks off a larger initiative that commits AgroFresh to a range of sustainability goals that build on past achievements and reinforce the Company’s dedication to deliver products, services and solutions that improve produce quality and reduce food waste worldwide.
The Company is committed to tracking ESG performance and engaging with stakeholders through ongoing dialogue and regular performance disclosures. Learn more about AgroFresh’s ESG commitments at AgroFresh.com.
Conference Call
The Company will host a conference call and webcast where members of the executive management team will discuss these results with additional comments and details today, March 09, 2022 at 4:30 pm E.T. The conference call and supplemental earnings presentation will be available live over the internet through the “Events & Presentations” page of the Investor Relations section of the Company’s website at www.agrofresh.com. To participate on the live call, listeners in the United States may dial 877-407-4018 and international listeners may dial 201-689-8471.

A replay of the conference call will be archived on the Company's website and telephonic playback will be available from 7:30 pm. ET, March 9, 2022 through March 23, 2022. Listeners in the United States may dial 844-512-2921 and international listeners may dial 412-317-6671. The passcode is 13727099.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures EBITDA, Adjusted EBITDA and net sales on a constant currency basis. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company's management to evaluate the Company's performance, including for incentive bonuses and bank covenant reporting. Management believes that these measures enhance a reader's understanding of the operating and financial performance of the Company and facilitate a better comparison between fiscal periods. EBITDA excludes income taxes, interest expense and depreciation and amortization, whereas Adjusted EBITDA further excludes items that are non-cash, infrequent, or non-recurring, such as share-based compensation, severance, litigation and M&A related costs, to provide further meaningful information for evaluation of the Company’s performance.
The Company does not intend for the non-GAAP financial measures contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Reconciliations of the non-GAAP financial measures EBITDA, Adjusted EBITDA and constant currency net sales to the most comparable GAAP measures are provided in the table at the end of this press release.
About AgroFresh
AgroFresh (Nasdaq: AGFS) is an AgTech innovator and global leader with a mission to prevent food loss/waste and conserve the planet’s resources by providing a range of science-based solutions, data-driven digital technologies and high-touch customer services. AgroFresh supports growers, packers and retailers with solutions across the food supply chain to enhance the quality and extend the shelf life of fresh produce. The AgroFresh organization has 40 years of post-harvest experience across a broad range of crops, including revolutionizing the apple industry with the SmartFresh™ Quality System for more than 20 years. This is powered by a comprehensive portfolio that includes plant-based coatings, equipment and proprietary solutions that help improve the freshness supply chain from harvest to the home. Visit agrofresh.com to learn more.
™Trademark of AgroFresh Inc.
Forward-Looking Statements
In addition to historical information, this release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company's possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management's control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition; the ability of the business to grow and manage growth profitably; risks associated with the Company's substantial level of indebtedness; risks associated with acquisitions and investments; changes in applicable laws or regulations, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company's filings with the SEC, which are available at the SEC's website at www.sec.gov.
Contact:
For AgroFresh Solutions, Inc.
Jeff Sonnek - Investor Relations
ICR Inc.
Jeff.Sonnek@icrinc.com
646-277-1263

AgroFresh Solutions, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	Year Ended December 31,
(in thousands)	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$61,930	$50,030
Accounts receivable, net of allowance for doubtful accounts of $2,143 and $2,061, respectively	53,538	63,204
Inventories	19,780	24,579
Other current assets	19,878	17,219
Total Current Assets	155,126	155,032
Property and equipment, net	11,986	12,432
Goodwill	—	6,925
Intangible assets, net	546,652	589,201
Deferred income tax assets	7,392	9,699
Other assets	11,406	12,494
TOTAL ASSETS	$732,562	$785,783

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$16,969	$19,634
Current portion of long-term debt	3,362	3,378
Income taxes payable	2,382	3,471
Accrued expenses and other current liabilities	26,994	25,976
Total current liabilities	49,707	52,459
Long-term debt	254,194	264,491
Other noncurrent liabilities	6,256	6,432
Deferred income tax liabilities	34,833	37,834
Total liabilities	344,990	361,216

Commitments and contingencies (see Note 20)
Temporary equity:
Series B convertible preferred stock, par value $0.0001; 150 shares authorized and designated and 145 outstanding at December 31, 2021 and 150 shares authorized, designated and outstanding at December 31, 2020	149,386	143,728
Non-controlling interest	7,787	8,446
Stockholders’ equity:
Common stock, par value $0.0001; 400,000 shares authorized, 53,080 and 53,092 shares issued and 52,418 and 52,431 outstanding at December 31, 2021 and December 31, 2020, respectively	5	5
Preferred stock, par value $0.0001; 0.001 share authorized and outstanding at December 31, 2021 and December 31, 2020, respectively	—	—
Treasury stock, par value $0.0001; 661 shares at December 31, 2021 and December 31, 2020, respectively	(3,885)	(3,885)
Additional paid-in capital	529,303	552,776
Accumulated deficit	(248,660)	(244,836)
Accumulated other comprehensive loss	(46,364)	(31,667)
Total AgroFresh Stockholders’ Equity	230,399	272,393
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY	$732,562	$785,783

AgroFresh Solutions, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2021	2020	2021	2020
Net sales	$55,895	$51,868	$165,989	$157,643
Cost of sales (excluding amortization, shown separately below)	16,503	13,725	48,956	42,217
Gross profit	39,392	38,143	117,033	115,426
Research and development expenses	2,808	3,968	12,931	12,357
Selling, general, and administrative expenses	13,156	13,935	52,609	53,860
Amortization of intangibles	10,893	10,865	42,985	43,731
Impairment of goodwill	6,380	—	6,380	—
Grant income	—	—	—	(2,974)
Operating income	6,155	9,375	2,128	8,452
Other (expense) income	(7)	(105)	14,046	1,491
Debt modification and extinguishment expenses	—	—	—	(5,028)
Gain (loss) on foreign currency exchange	1,660	(5,302)	2,096	(2,836)
Interest expense, net	(5,203)	(5,268)	(21,774)	(23,669)
Income (loss) before income taxes	2,605	(1,300)	(3,504)	(21,590)
Income taxes expense	403	1,363	2,578	31,376
Net income (loss) including non-controlling interests	2,202	(2,663)	(6,082)	(52,966)
Less: Net (loss) income attributable to redeemable non-controlling interest	(218)	397	(659)	745
Net income (loss) including non-controlling interests	2,420	(3,060)	(5,423)	(53,711)
Less: Dividends on convertible preferred stock	6,341	6,088	24,921	10,488
Net loss attributable to AgroFresh Solutions, Inc. common stockholders	($3,921)	($9,148)	($30,344)	($64,199)

Net loss per share:
Basic	($0.08)	($0.18)	($0.59)	($1.26)
Diluted	($0.08)	($0.18)	($0.59)	($1.26)
Weighted average shares outstanding:
Basic	51,666	50,960	51,410	50,770
Diluted	51,666	50,960	51,410	50,770

Non-GAAP Measures

The following table sets forth the non-GAAP financial measures of EBITDA and Adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s performance (including incentive bonuses and for bank covenant reporting), are more indicative of operating performance of the Company, and facilitate a better comparison among fiscal periods. These non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The following is a reconciliation between the non-GAAP financial measures of EBITDA and Adjusted EBITDA to their most directly comparable GAAP financial measure, net income (loss):

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
GAAP net income (loss) including non-controlling interests	$2,202	($2,663)	($6,082)	($52,966)
Provision for income taxes	403	1,363	2,578	31,376
Interest expense (1)	5,203	5,268	21,774	23,669
Depreciation and amortization	11,623	12,195	45,745	46,970
Non-GAAP EBITDA	$19,431	$16,163	$64,015	$49,049
Adjustments:
Share-based compensation	1,066	893	3,213	3,598
Severance related costs (2)	676	455	2,292	885
Other non-recurring costs (3)	553	857	2,315	3,240
(Gain) loss on foreign currency exchange (4)	(1,660)	5,302	(2,096)	2,836
Impairment of goodwill	6,380	—	6,380	—
Debt modification and extinguishment costs	—	—	—	5,028
Other expense (income) (5)	—	—	301	(2,974)
Litigation recovery	—	—	(14,392)	(1,600)
Total Adjustments	7,015	7,507	(1,987)	11,013
Non-GAAP Adjusted EBITDA	$26,446	$23,670	$62,028	$60,062
(1)    Interest on debt, accretion for debt discounts, debt issuance costs and contingent consideration.
(2)    Severance costs related to ongoing continued focus on cost control initiatives and restructuring.
(3)    Costs related to certain professional and other infrequent or non-recurring fees, including those associated with litigation and M&A related fees.
(4)    (Gain) loss on foreign currency exchange relates to net losses and gains resulting from transactions denominated in a currency other than the Company's functional currency.
(5)    Other expense (income) related primarily to grant income.

The following is a reconciliation between net sales on a non-GAAP constant currency basis to GAAP net sales:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
GAAP net sales	$55,895	$51,868	$165,989	$157,643
Impact from changes in foreign currency exchange rates	1,156	—	(132)	—
Non-GAAP constant currency net sales (1)	$57,051	$51,868	$165,857	$157,643

(1) The Company provides net sales on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The impact from foreign currency, calculated on a constant currency basis, is determined by applying prior period average exchange rates to current year results.